                                                                    EXHIBIT 8

                          [CONNER & WINTERS LETTERHEAD]
                           A PROFESSIONAL CORPORATION


                             3700 FIRST PLACE TOWER
                              15 EAST FIFTH STREET
                           TULSA, OKLAHOMA 74103-4344
                                 (918) 586-5711
                               FAX (918) 586-8982
                                     ------



                               September 22, 1999

Board of Directors
Jameson Inns, Inc.
8 Perimeter Center East, Suite 8050
Atlanta, GA  30346-1603


Gentlemen:

         We have acted and will act as counsel to Jameson Inns, Inc., a Georgia corporation (the "Company"), in connection with the offer and sale of up to $100,000,000 in the aggregate of shares of the Company's common stock, par value $0.10 per share, warrants to purchase shares of the Company's Common Stock, and shares of the Company's preferred stock, par value $1.00 per share (collectively, the "Securities"). We have also acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission"), in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (the "Act"), a Registration Statement on Form S-3 with respect to the Securities (the "Registration Statement"), and Post-Effective Amendment No. 1 to the Registration Statement, including the drafts of the prospectus and the prospectus supplement included in such Post-Effective Amendment No. 1 (collectively, including all information incorporated by reference therein, the "Prospectus"). All terms capitalized in this opinion shall have the same meanings as in the Registration Statement, Post-Effective Amendment No. 1 thereto or the Prospectus unless otherwise defined herein.

         In connection with this opinion, we have examined such certificates, documents and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the accuracy, authenticity and completeness of all documents, certificates and records submitted to us as originals, and the conformity with the originals of all documents, certificates and records submitted to us as copies. In addition, for purposes of our opinion we have relied upon the initial and continuing accuracy of the statements, representations and covenants which have been made by the Company to us in a

September 22, 1999
Page 2


certificate of the President and Chief Financial Officer of the Company dated September 22, 1999. A copy of such certificate is attached hereto as Exhibit A. After reasonable investigation and inquiry, we have no reason to believe that our assumptions and such statements, representations and covenants are not accurate.

         On the basis of the foregoing and subject to the qualifications and limitations set forth herein, it is our opinion that the Company has met the requirements for qualification and taxation as a "real estate investment trust" during each of its taxable years ended December 31, 1994, through December 31, 1998, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a "real estate investment trust" under the Code for its taxable year ended December 31, 1999, and future years, assuming no change in applicable underlying law. It is our opinion that the discussion in the Prospectus under the caption "Federal Income Tax Considerations" is accurate and complete in all material respects.

         We are members of the Oklahoma Bar and, accordingly, do not express or purport to express any opinions with respect to any laws other than the laws of the State of Oklahoma and the federal laws of the United States of America.

         This opinion is being rendered for your benefit and is not to be used, circulated or otherwise referred to in connection with any transactions other than those contemplated in the Agreement.

                                           Sincerely,


                                           CONNER & WINTERS,
                                           A Professional Corporation

                                    EXHIBIT A

                               JAMESON INNS, INC.
                       8 Perimeter Center East, Suite 8050
                           Atlanta, Georgia 30346-1603


                        OFFICER'S CERTIFICATE RELATING TO
                          CONNER & WINTERS TAX OPINION

                              September 22, 1999

         I, Craig R. Kitchin, hereby certify that I am President and Chief Financial Officer of Jameson Inns, Inc., a Georgia corporation ("Jameson"). The following information, representations and covenants are provided to you for your use as Counsel to Jameson in connection with your rendition of your opinion on the date hereof to Jameson as to certain federal income tax matters, related to the offer and sale of up to $100,000,000 in the aggregate of shares of Jameson's common stock, par value $0.10 per share (the "Common Stock"), warrants to purchase Common Stock, and shares or fractional shares of Jameson's preferred stock, par value $1.00 per share. On January 17, 1997, Jameson filed with the Securities and Exchange Commission (the "Commission"), in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (the "Act"), a Registration Statement on Form S-3 with respect to the shares of Common Stock. On September 23, 1999, Jameson will file Post-Effective Amendment No. 1 to such Registration Statement (such Registration Statement and Post-Effective Amendment No. 1 thereto are referred to herein jointly as the "Registration Statement"). Included as a part of Post-Effective Amendment No. 1 are the drafts of the prospectus and prospectus supplement (collectively, including all information incorporated by reference therein, the "Prospectus"). All terms capitalized in this letter shall have the same meanings as in the Registration Statement or the Prospectus unless otherwise defined herein and, unless otherwise indicated, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

         As President and Chief Financial Officer of Jameson, I represent, covenant and certify that:

         1. As of the date hereof with respect to Jameson, the Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         2. The accountants who certified or will certify the financial statements included in the financial reports of Jameson to be delivered to prospective investors with the Registration Statement or incorporated by reference in the Registration Statement are and will be independent certified public accountants with respect to Jameson.

         3. The Pro Forma Condensed Consolidated Financial Statements of Jameson as of December 31, 1998, and June 30, 1999, which are included in the Prospectus (and which reflect the merger of Signature Inns, Inc., with and into Jameson), present fairly Jameson's financial position as of the dates indicated; said statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis; and since June 30, 1999, through the date hereof, there has not been any material adverse change in the financial position of Jameson.

         4. The amount of Jameson's Built-In Gain as of January 1, 1994, as presented in the Prospectus is accurately stated. The amount of Built-In Gain in the assets that Jameson acquired from Signature Inns, Inc., is less than $1.0 million.

         5. On or before the due date (including extensions, if applicable) for the filing of its federal income tax return for its taxable year ended December 31, 1994, Jameson made an election with the filing of such return to be taxed as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). Such election has not been terminated, revoked, or challenged by the IRS.

         6. Jameson has been continuously since January 1, 1994, and currently is a corporation: (1) which is managed by one or more directors; (2) the beneficial ownership of which is evidenced by transferable shares; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither (A) a financial institution referred to in Code
Section 582(c)(5), nor (B) an insurance company to which subchapter L of the Code applies; (5) which uses a calendar year for income tax purposes; (6) which maintains the actual ownership records as required by Code Section 857(a)(2) as well as other recordkeeping, filing and other administrative requirements of the Code and Treasury Regulations that must be met in order to elect and maintain REIT status; and (7) which meets certain other tests described below regarding the nature of its income and assets which are necessary to qualify for and remain qualified as a REIT.

         7. The beneficial ownership of Jameson has been since the date of the closing of its initial public offering of stock (the "IPO Closing Date") through the date hereof held by 100 or more persons. At no time since the Closing Date has more than 50 percent of the value of the outstanding shares of capital stock of Jameson been owned directly or indirectly by five or fewer individuals (as defined in the Code to include certain entities).

         8. Beginning January 1, 1994, through: (i) December 31, 1998, at least 95 percent of Jameson's gross income for each tax year (excluding gross income from "prohibited transactions" as such term is defined in Code Section 857(b)(6)) has been derived from the following sources: dividends, interest, rents from real property and gross income from the other remaining sources listed in Code Section 856(c)(2); (ii) December 31, 1998, at least 75 percent of its gross income for each tax year (excluding gross income from "prohibited transactions") has been derived from the following sources: rents from real property, interest on obligations secured by mortgages on real property or on interests in real property and gross income from the other remaining sources listed in Code Section 856(c)(3); and (iii) December 31, 1997, less than 30 percent of its gross income has been derived from the sale or other disposition of stock or securities held for less than one year, property in a "prohibited transaction", and real property held for less than four years other than property which is involuntarily converted or which is foreclosure property within the definition of Code Section 856(e). Jameson expects to satisfy the 95% and 75% gross income tests for the current taxable year, taking into account the effects of Jameson's acquisition of Signature Inns, Inc.

         9. Jameson currently satisfies the following assets tests and has satisfied such tests at the end of each calendar quarter beginning on or after January 1, 1994: (i) at least 75 percent of value of Jameson's total assets is represented by "real estate assets," as such term is defined in Section 856(b)(6) of the Code, cash, cash items (including receivables) and government securities; and (ii) no more than 25 percent of the value of Jameson's total assets is represented by securities other than those includable in the 75 percent asset class, with the value of any one issuer's securities owned by Jameson not exceeding 5 percent of the value of Jameson's total assets and with not more than 10 percent of the outstanding voting securities of such issuer being owned by Jameson. For this purpose, the term "real estate assets" includes (i) land, (ii) improvements on land, which are defined as buildings or other inherently permanent structures (including, for example, the wiring in a building, plumbing systems, central heating or air conditioning machinery, pipes or ducts, elevators or escalators, or other items which are structural components of a building or other permanent structure, but not including any personal property associated with such real property, such as motel furnishings, appliances, etc., even though such items may be termed "fixtures" under local law), and (iii) interests in real property (including fee ownership and co-ownership of land or improvements thereon, leaseholds of land or improvements thereon, options to acquire lands or improvements thereon, and options to acquire leaseholds of land or improvements thereon).

         10. Before January 1, 1994, Jameson distributed all of its earnings and profits, if any, as of December 31, 1993. At December 31, 1993, Jameson had no accumulated or current earnings and profits, and had no accumulated earnings and profits from any non-REIT year as of the end of any subsequent taxable year.

         11. Before December 31, 1999, Jameson will distribute the earnings and profits, if any, to which it succeeded by reason of the merger of Signature Inns, Inc. with and into Jameson.

         12. Jameson made an election, as provided by Internal Revenue Notice 88-19, to allow it to be subject to rules similar to those imposed on S corporations under Section 1374 of the Code with respect to the recognition of the "built-in-gain", as defined in Code Section 1374(a), of Jameson's assets at the effective time of its REIT election at January 1, 1994. Jameson intends to file a timely election under IRS Notice 88-19 with respect to the Built-In Gain in the assets it acquired from Signature Inns, Inc.

         13. Other than one Signature Inn located in Indiana and owned by a limited partnership of which a subsidiary of Jameson is the general partner ("Carmel Inn"), Jameson has not managed and will not manage or operate the Jameson Inns (for purposes of this letter and as the context permits, such term includes the Signature Inns which Jameson acquired (including direct and indirect interests in Signature Inns by reason of the ownership of an interest in an entity that owns a Signature Inn) pursuant to the Merger); Jameson has not furnished or rendered and will not furnish or render services of any kind to the occupants of the Jameson Inns.

         14. Jameson entered into the Jameson Lease with Jameson Operating Company (a predecessor of Jameson Hospitality) on the IPO Closing Date; and the Jameson Lease has been in effect, subject to amendments, continuously since such date through the date hereof.

         15. Jameson entered into a Master Lease Agreement (the "Signature Lease") with Jameson Hospitality, dated as of May 7, 1999, the date Signature Inns, Inc., merged with and into Jameson; under the Signature Lease, Jameson Hospitality, as tenant, leases all of the Signature Inns other than the Carmel Inn; and the Signature Lease has been in effect continuously since May 7, 1999.

         16. As of December 28, 1997, Jameson Operating Company assigned the Jameson Lease to Jameson Operating Company, LLC, a Georgia limited liability Jameson ("JOC-LLC"), and Jameson executed an amendment to the Jameson Lease to consent to the assumption by JOC-LLC of the tenant's obligations and rights under the Jameson Lease. Jameson does not provide, has not provided, and will not provide services to Jameson Hospitality, formerly JOC-LLC (or its predecessor, Jameson Operating Company), in connection with the Jameson Lease that are not customarily provided to other lessees of comparable hotels located in the same geographic areas as the Jameson Inns are located.

         17. Jameson does not provide, has not provided, and will not provide services to Jameson Hospitality in connection with the Signature Lease that are not customarily provided to other lessees of comparable hotels located in the same geographic areas as the Signature Inns are located.

         18. On September 12, 1997, Thomas Kitchin purchased from the Jameson Equity Trust 90.1 percent of the outstanding shares of common stock of Jameson Operating Company for a purchase price of $25,000; and such purchase price was distributed to Mr. Steven A. Curlee, the sole trustee and beneficiary of the Jameson Equity Trust, in addition to and without any decrease in any compensation or benefits paid or payable to Mr. Curlee in respect of his services to Jameson, Jameson Operating Company, or any entity in which Thomas Kitchin has an equity interest.

         19. Jameson has not charged and does not and will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of gross daily room revenues under the Jameson Lease and the Signature Lease).

         20. The "Personal Property Adjusted Basis Ratio" (as defined below) with respect to each Jameson Inn was less than or equal to 15 percent for each taxable year ended December 31, 1994, through December 31, 1998, and is projected to be less than or equal to 15 percent for the current taxable year. With respect to any Jameson Inn, the Personal Property Adjusted Basis Ratio for any taxable year equals (i) the average of the adjusted basis of the personal property leased in connection with that Jameson Inn as of the beginning of the taxable year (or, if later, the date on which Jameson acquired the Jameson Inn) and the end of the taxable year, divided by (ii) the average of the adjusted basis of all property (both real and personal) leased in connection with that Jameson Inn as of such dates.

         21. With respect to each Signature Inn, the average of the adjusted basis of the personal property leased in connection with that Signature Inn as of May 7, 1999 (the date on which Signature Inns., Inc., merged with and into Jameson) and, on a projected basis, as of December 31, 1999, divided by the average of the adjusted basis (actual as of the date of such merger and projected as of December 31, 1999) of all property (both real and personal) leased in connection with that Signature Inn as of such dates was less than or equal to 15 percent.

         22. Jameson has not received and will not receive income, directly or indirectly, from any person in which it owns, directly or indirectly (within the limitations of Code Section 318(a) as modified by Code Section 856(d)(5))
(i) in the case of any person which is a corporation, either 10 percent or more of the total combined voting power of all classes of stock of the corporation entitled to vote, or 10 percent or more of the total number of shares of all classes of stock of the corporation, and (ii) in the case of a person which is not a corporation, an interest of 10 percent or more in the net assets or net profits of such person. In this regard, Thomas W. Kitchin hereby makes the following representations in his individual capacity:

                  (a) From and after January 31, 1994, until September 12, 1997, I did not own, directly or constructively (under Code section 318(a), as modified by Code section 856(d)(5)) 10 percent or more (in the case of a corporation, of the total combined voting power of all classes of stock entitled to vote or the total number of shares of all classes of stock of such corporation and in the case of any person which is not a corporation, in the assets or not profits of such person) of a person, as such term is defined in the Code, from whom Jameson derived rental income.

                  (b) From and after December 31, 1993, I have not owned and I will not acquire ownership, directly or constructively (under Code section 318(a), as modified by Code section 856(d)(5)), any interest in any partnership, limited liability company, or trust in which Steve Curlee, Jameson Equity Trust, or any shareholder of Jameson (other than my spouse, my children and trusts of which I, my spouse or my children are the only beneficiaries) has owned or owns any interest.

                  (c) From and after December 31, 1996, I have not owned and I will not acquire ownership, directly or constructively (under Code section 318(a)), ten percent (10%) or more in value of the outstanding capital stock of Jameson.

         23. Jameson has adhered and will adhere to the terms of the Jameson Lease. Further, (i) the total amount of the rent under the Jameson Lease, as it has been amended, has not substantially exceeded and will not substantially exceed the fair rental value of the Jameson Inns; (ii) there has not been and there is no arrangement, agreement or understanding between Jameson and Jameson Hospitality whereby it is contemplated that Jameson Hospitality will or may acquire the Jameson Inns (or any interest therein); and (iii) no portion of the rent has been or will be specifically designated as interest or has been or will be recognizable as the equivalent of interest.

         24. Jameson has adhered and will adhere to the terms of the Signature Lease. Further, (i) the total amount of the rent under the Signature Lease has not substantially exceeded and will not substantially exceed the fair rental value of the Signature Inns; (ii) there has not been and there is no arrangement, agreement or understanding between Jameson and Jameson Hospitality whereby it is contemplated that Jameson Hospitality will or may acquire the Signature Inns (or any interest therein); and (iii) no portion of the rent has been or will be specifically designated as interest or has been or will be recognizable as the equivalent of interest.

         25. Jameson has not been since January 1, 1994, and is not and will not be primarily engaged in the business of the sale of Jameson Inns or Signature Inns. However, in the event Jameson decides to sell a Jameson Inn or Signature Inn and associated property at a future time, Jameson will comply with the safe harbor provisions of the Code with respect to such sales, as provided in Code Section 857(b)(6).

         26. Jameson has observed and will observe the restrictions on ownership provided for in its Amended and Restated Articles of Incorporation (the "Ownership Limit" and the "Related Party Limit" provisions) and will not amend such provisions. Within 30 days after the close of each of the taxable years ended December 31, 1994, through December 31, 1998, Jameson has requested the information required by Treasury Regulation ss.1.857-8 regarding the actual and constructive ownership of its shares during such taxable years from each shareholder of record whose ownership exceeded the applicable percentage (as specified by such Treasury Regulation) of Jameson's outstanding stock, as well as any other information required by such Treasury Regulation. When making the request described in the preceding sentence, Jameson has advised each such shareholder of his duty, if he should fail or refuse to comply with such request, to submit with his federal income tax return a statement regarding information as to the actual and constructive ownership of Jameson's shares. Jameson has maintained a list of those persons who have refused to comply with its request, as well as the other records required to be maintained under Treasury Regulation ss.1.857-8. The responses to the requests described in this paragraph, as well as information contained on any Schedules 13-D or 13-G filed with respect to Jameson (which Jameson has monitored), do not contain any information that would indicate that either the Ownership Limit or the Related Party Limit provisions has been violated.

         27. Jameson has distributed for each of its taxable years beginning on or after January 1, 1994 and will distribute to its stockholders each taxable year dividends in an amount at least equal to: (A) the sum of (i) 95 percent of the "real estate investment trust taxable income" for the taxable year (as defined in Code Section 857(b)(2)) computed without regard to the dividends paid deduction and excluding net capital gain; and (ii) 95 percent of its net income (after tax), if any from foreclosure property as defined in Code
Section 856(e); less (B) the sum of certain items of noncash income, as determined under Code Section 857(e).

         28. Jameson owns the following interests in the following entities:

                  (a) 100% of the stock of Jameson Alabama, Inc., an Alabama corporation;

                  (b) 100% of the stock of Jameson Outdoor Advertising Company, a Georgia corporation;

                  (c) 100% of the stock of SI Springfield Corporation, an Indiana corporation;

                  (d) 100% of the stock of SIE Corporation, an Indiana corporation;

                  (e) 100% of the stock of P&N Corporation, an Indiana corporation, which owns a 40% capital, profits and income interest in Signature Meridian Limited Partnership, an Indiana limited partnership, and acts as general partner of such partnership;

                  (f) a 99.8% capital, profits and income interest in and as a member of Signature Properties, LLC, a Kentucky limited liability company;

                  (g) a 99.8% capital, profits and income interest in and as a member of Jameson Properties, LLC, a Georgia limited liability company; and

                  (h) a 99.8% capital, profits and income interest in and as a partner of Jameson Properties of Tennessee, L.P., a Tennessee limited partnership.

         29. Other than the ownership interests in the entities identified above, Jameson owns no interest, either direct or indirect through another entity or under an arrangement whereby another person or entity holds title, in any corporation, partnership, trust, limited liability company or other entity.

         30. Other than the ownership interests identified above in Paragraph 29, none of the entities listed in Paragraph 29 owns any interest, either direct or indirect through another entity or under an arrangement whereby another person or entity holds title, in any corporation, partnership, trust, limited liability company or other entity.

         31. The advertising billboard structures that have been leased from Jameson Outdoor Advertising Company to Jameson Hospitality are inherently permanent structures due to their manner of affixation to the land and the permanency with which they are designed to remain in place. The billboard structures, by reason of their design, construction and affixation to the land, would be reasonably difficult to move or transport, and any such removal would be time-consuming and potentially damaging to such structures. Further, and as of the date hereof, there are no plans (or documents regarding the same) that would tend to evidence or demonstrate that the billboard structures are intended or expected to have a limited length of affixation; i.e., that the billboard structures may or will be moved in the future.

         32. In connection with the lease(s) of such advertising billboard structures, Jameson Outdoor Advertising Company has provided and intends to provide certain services (e.g., maintenance of surrounding grounds and lighting) directly to and for the benefit of Jameson Hospitality. Such services are customarily furnished or rendered in connection with the rental of such property in the geographic market in which the advertising billboard structures are located.

         33. All non-customary services (e.g., design and placement on the billboard of customized graphics) that are provided primarily for the convenience of Jameson Hospitality in connection with the lease(s) of such advertising billboard structures will be furnished through an independent contractor (as defined in Section 856(d)(3) and subject to the attribution rules of the Code) from which neither Jameson nor Jameson Outdoor Advertising Company will receive, either directly or indirectly, any income. Non-customary services that will be provided by an independent contractor include those services that, in the geographic market in which such advertising billboard structures are located, lessees of billboards of a similar class are not customarily provided.

         34. In the event that the periodic rental income received by Jameson Outdoor Advertising Company (and ultimately Jameson) from Jameson Hospitality under the advertising billboard structure lease(s) is (i) attributable to any services provided by Jameson Outdoor Advertising Company to Jameson Hospitality and/or (ii) such income is further characterized for federal income tax matters as something other than rent from real property for purposes of the gross income tests of Section 856(c)(2) and (3), then, in such case, Jameson will continue to satisfy the aforementioned gross income tests because such income, together will all other nonqualifying income excluded by reason of
Section 856(c)(2) and (3), will in the aggregate total less than 5 percent of Jameson's gross income for each taxable year.

         35. There are no other documents or agreements which alter, modify or change in any way the validity and accuracy of the above representations and information.

         I understand that Conner & Winters, A Professional Corporation, as Counsel for Jameson, will rely on this certificate in delivering its opinion concerning certain of the federal income tax consequences of the acquisition and ownership of shares of Common Stock.

         Certified this 22 day of September, 1999.

                               Jameson Inns, Inc.


                               By: /s/ Craig R. Kitchin
                                  -------------------------------------
                                  Craig R. Kitchin
                                  President and Chief Financial Officer